UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2008

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Washington	0-23930	91-1549568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(206) 623-7612

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02(e). Compensatory Arrangements of Certain Officers.

On March 10, 2008, the Compensation Committee of the Board of Directors of Targeted Genetics Corporation, or the Company, approved Amended and Restated Senior Management Employment Agreements, or the Revised Agreements, to be entered into by each of H. Stewart Parker, the Company’s President and Chief Executive Officer, Barrie J. Carter, the Company’s Executive Vice President and Chief Scientific Officer and David J. Poston, the Company’s Vice President, Finance and Chief Financial Officer. The Company and each of Ms. Parker, Dr. Carter and Mr. Poston entered into the Revised Agreements on March 11, 2008. The Revised Agreements executed by each of Ms. Parker and Dr. Carter amend and restate and supersede in their entirety the Senior Management Employment Agreements entered into by each of Ms. Parker and Dr. Carter in the form filed as Exhibit 10.2 to the Company’s annual report on Form 10-K for the year ended December 31, 1996. The Revised Agreement executed by Mr. Poston supersedes in its entirety the Change in Control Agreement entered into between the Company and Mr. Poston on September 14, 2006 filed as Exhibit 10.1 to Form 8-K on September 20, 2006.

The Revised Agreements executed by Ms. Parker and Dr. Carter amend the prior form of Senior Management Employment Agreement in the following material respects: (i) they increase the required notice period for termination of the agreement by the Company from thirty days to nine months; (ii) they add provisions intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended; (iii) they provide that upon death or disability of the executive, executive’s insurance benefits shall be limited to payment of COBRA premiums, if applicable; (iv) they provide that following the termination of executive for good reason, as such term is defined in the Revised Agreements, and other than for death, disability or cause, as such terms are defined in the Revised Agreements, following change in control, as such term is defined in the Revised Agreements, payments by the Company to cover insurance will be limited to payment for up to a year of that portion of the COBRA premiums, if any, equal to the Company-paid portion of comparable coverage as in effect on the date of termination; and (v) they contain a revised definition of good reason, as set forth in the Revised Agreements.

The Revised Agreement executed by Mr. Poston amends Mr. Poston’s Change in Control Agreement in the following material respects: (i) the Revised Agreement increases the required notice period for termination of the agreement by the Company from thirty days to nine months; (ii) the Revised Agreement provides that upon death or disability of the executive, executive’s insurance benefits shall be limited to payment of COBRA premiums, if applicable; (iii) the Revised Agreement provides that following the termination of executive for good reason, as such term is defined in the Revised Agreement, and other than for death, disability or cause, as such terms are defined in the Revised Agreement, following change in control, as such term is defined in the Revised Agreement, payments by the Company to cover insurance will be limited to payment for up to a year of that portion of the COBRA premiums, if any, equal to the Company-paid portion of comparable coverage as in effect on the date of termination; (iv) the Revised Agreement has a two-year term subject to automatic renewal and continues in effect until the second anniversary following a change in control; (v) the Revised Agreement provides that while employed by the Company or a subsidiary of the Company following change in control, Mr. Poston shall receive salary no less than that in effect prior to the change in control and an average bonus equal to at least the average of the three annual bonuses paid to Mr. Poston in the three years prior to the change in control; and (vi) the Revised Agreement provides for a tax “gross-up” payment for Mr. Poston in the event payments to him are subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code.

The foregoing description of the Revised Agreements is qualified in its entirety by reference to the Amended and Restated Senior Management Employment Agreements attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1	Amended and Restated Senior Management Employment Agreement, dated March 11, 2008, between Targeted Genetics Corporation and H. Stewart Parker

10.2	Amended and Restated Senior Management Employment Agreement, dated March 11, 2008, between Targeted Genetics Corporation and Barrie J. Carter

10.3	Amended and Restated Senior Management Employment Agreement, dated March 11, 2008, between Targeted Genetics Corporation and David J. Poston

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGETED GENETICS CORPORATION

Dated: March 12, 2008	By:	/s/ David J. Poston
David J. Poston Vice President Finance and Chief Financial Officer

INDEX TO EXHIBITS

10.1	Amended and Restated Senior Management Employment Agreement, dated March 11, 2008, between Targeted Genetics Corporation and H. Stewart Parker

10.2	Amended and Restated Senior Management Employment Agreement, dated March 11, 2008, between Targeted Genetics Corporation and Barrie J. Carter

10.3	Amended and Restated Senior Management Employment Agreement, dated March 11, 2008, between Targeted Genetics Corporation and David J. Poston